EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Third Quarter 2022 Results

HUNTINGTON BEACH, Calif., Oct. 20, 2022 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2022 third quarter ended Tuesday, September 27, 2022.

Third Quarter 2022 Compared to Third Quarter 2021

  Total revenues increased 10.3% to $311.3 million
  Comparable restaurant sales increased 8.9%
  Total restaurant operating weeks increased 1.2%
  Net loss of $1.6 million, compared to net loss of $2.2 million; diluted net loss per share of $0.07, compared to diluted net loss per share of $0.09
    The 2022 third quarter net loss and diluted net loss per share include a $4.1 million, or $0.18 per share, income tax benefit which reflects the Company’s estimated annual effective tax rate.
    The third quarter 2021 net loss includes a $3.1 million pretax, or $0.10 per share, benefit related to the Employee Retention Tax Credit in conjunction with the CARES Act and a $2.2 million pretax, or $0.07 per share, impairment charge for one restaurant.
  Adjusted EBITDA of $15.2 million, compared to $16.4 million
    The third quarter 2021 Adjusted EBITDA includes a $3.1 million benefit related to the Employee Retention Tax Credit in conjunction with the CARES Act.

“Our solid third quarter sales highlight the progress of our sales building initiatives and our guests’ strong affinity for the BJ’s brand,” commented Greg Levin, Chief Executive Officer and President. “Comparable restaurant sales increased 8.9% and 8.2% compared to the third quarters of 2021 and 2019, respectively. Restaurant level operating margins remained impacted by inflationary pressures but benefited from labor management efficiencies and early successes of our margin improvement initiative in the third quarter. Our sales performance has continued into October with period-to-date comparable restaurant sales increasing approximately 8% and 6% compared to the same periods in 2021 and 2019, respectively, when adjusting for the impact of Hurricane Ian in 2022. Our operating stability, sales building and margin improvement successes positioned BJ’s to opportunistically return capital to shareholders through share repurchases in the third quarter.

“Last week we opened our newest restaurant in Las Vegas, Nevada with very promising early results. We now expect to open two additional new restaurants in the fourth quarter, which will bring our total 2022 restaurant openings to six. Due to construction delays, two restaurants previously expected to open in 2022 are now scheduled to open in the first quarter of 2023. Our long-term target remains to operate at least 425 domestic BJ’s locations, and our development team has built a solid pipeline for new restaurant openings in 2023 and beyond. Additionally, our restaurant remodel initiative continues to deliver strong sales growth and financial returns by adding seating capacity and enhancing our bar statement. Given these positive results, we plan to increase our remodel initiative to more restaurants in 2023. The performance of our newer restaurants and the success of our recently remodeled restaurants provide BJ’s a range of attractive investment opportunities. Prudently reinvesting in our business is a key element of our plan to grow sales to $2 billion and beyond, while generating meaningful earnings growth and building shareholder value,” concluded Levin.

During the third quarter of 2022, the Company repurchased and retired approximately 91,000 shares of its common stock at a cost of approximately $2.4 million following the resumption of its previously authorized share repurchase program. These repurchases represent the first since the program was suspended in the first quarter of 2020. The Company has approximately $22.1 million available under its currently authorized share repurchase program.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its third quarter 2022 earnings release today, October 20, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 214 casual dining restaurants in 29 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the ongoing effects of the COVID-19 pandemic on our operations, labor and staffing, guest traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) any inability or failure to successfully and sufficiently raise menu prices to offset rising costs, (iii) any inability to manage new restaurant openings, (iv) construction delays, (v) labor shortages, (vi) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (viii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (ix) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (x) restaurant and brewery industry competition, (xi) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xii) consumer spending trends in general for casual dining occasions, (xiii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) trademark and service-mark risks, (xvi) government regulations and licensing costs, (xvii) beer and liquor regulations, (xviii) loss of key personnel, (xix) inability to secure acceptable sites, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives, (xxiii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiv) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Third Quarter Ended				Nine Months Ended
	September 27, 2022		September 28, 2021		September 27, 2022		September 28, 2021
Revenues	$311,348	100.0%	$282,180	100.0%	$939,774	100.0%	$795,770	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	85,010	27.3	76,647	27.2	257,404	27.4	208,382	26.2
Labor and benefits	117,476	37.7	105,023	37.2	356,873	38.0	290,921	36.6
Occupancy and operating	76,931	24.7	68,876	24.4	225,192	24.0	196,271	24.7
General and administrative	18,885	6.1	17,293	6.1	54,043	5.8	49,586	6.2
Depreciation and amortization	17,356	5.6	18,224	6.5	52,897	5.6	54,660	6.9
Restaurant opening	482	0.2	375	0.1	2,110	0.2	1,224	0.2
Loss on disposal and impairment of assets	379	0.1	2,700	1.0	974	0.1	3,225	0.4
Total costs and expenses	316,519	101.7	289,138	102.5	949,493	101.0	804,269	101.1
Loss from operations	(5,171)	(1.7)	(6,958)	(2.5)	(9,719)	(1.0)	(8,499)	(1.1)

Other (expense) income:
Interest expense, net	(645)	(0.2)	(1,047)	(0.4)	(1,715)	(0.2)	(4,043)	(0.5)
Other income (expense), net	57	-	446	0.2	(518)	(0.1)	748	0.1
Total other expense	(588)	(0.2)	(601)	(0.2)	(2,233)	(0.2)	(3,295)	(0.4)
Loss before income taxes	(5,759)	(1.8)	(7,559)	(2.7)	(11,952)	(1.3)	(11,794)	(1.5)

Income tax benefit	(4,117)	(1.3)	(5,383)	(1.9)	(12,067)	(1.3)	(12,846)	(1.6)
Net (loss) income	$(1,642)	(0.5)%	$(2,176)	(0.8)%	$115	-%	$1,052	0.1%

Net (loss) income per share:
Basic	$(0.07)		$(0.09)		$0.00		$0.05
Diluted	$(0.07)		$(0.09)		$0.00		$0.04

Weighted average number of shares outstanding:
Basic	23,427		23,290		23,413		23,154
Diluted	23,427		23,290		23,628		24,054

Percentages reflected above may not reconcile due to rounding.

BJ’sRestaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	September 27, 2022 (unaudited)	December 28, 2021
Cash and cash equivalents	$19,179	$38,527
Total assets	$1,017,546	$1,035,166
Total debt	$50,000	$50,000
Shareholders’ equity	$339,014	$333,771

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 27, 2022		September 28, 2021		September 27, 2022		September 28, 2021
Stock-based compensation (1)
Labor and benefits	$653	0.2%	$641	0.2%	$2,043	0.2%	$2,171	0.3%
General and administrative	1,957	0.6	1,808	0.6	5,565	0.6	5,261	0.7
Total stock-based compensation	$2,610	0.8%	$2,449	0.9%	$7,608	0.8%	$7,432	0.9%

Operating Data
Comparable restaurant sales % change	8.9%		41.8%		16.9%		35.8%
Restaurants opened during period	-		-		3		2
Restaurants open at period-end	214		212 (2)		214		212 (2)
Restaurant operating weeks	2,782		2,750		8,291		8,198

(1)   Percentages represent percent of total revenues.
(2)   During the period, one restaurant was temporarily closed due to the COVID-19 pandemic.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of loss from operations to restaurant level operating margin for the third quarter ended September 27, 2022 and September 28, 2021 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 27, 2022		September 28, 2021		September 27, 2022		September 28, 2021
Loss from operations	$(5,171)	(1.7)%	$(6,958)	(2.5)%	$(9,719)	(1.0)%	$(8,499)	(1.1)%
General and administrative	18,885	6.1	17,293	6.1	54,043	5.8	49,586	6.2
Depreciation and amortization	17,356	5.6	18,224	6.5	52,897	5.6	54,660	6.9
Restaurant opening	482	0.2	375	0.1	2,110	0.2	1,224	0.2
Loss on disposal and impairment of assets	379	0.1	2,700	1.0	974	0.1	3,225	0.4
Restaurant level operating margin	$31,931	10.3%	$31,634	11.2%	$100,305	10.7%	$100,196	12.6%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net (loss) income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net (loss) income to Adjusted EBITDA for the third quarter ended September 27, 2022 and September 28, 2021 is set forth below:

Supplemental Financial Information –Adjusted EBITDA
(Unaudited, dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 27, 2022		September 28, 2021		September 27, 2022		September 28, 2021
Net (loss) income	$(1,642)	(0.5)%	$(2,176)	(0.8)%	$115	-%	$1,052	0.1%
Interest expense, net	645	0.2	1,047	0.4	1,715	0.2	4,043	0.5
Income tax benefit	(4,117)	(1.3)	(5,383)	(1.9)	(12,067)	(1.3)	(12,846)	(1.6)
Depreciation and amortization	17,356	5.6	18,224	6.5	52,897	5.6	54,660	6.9
Stock-based compensation expense	2,610	0.8	2,449	0.9	7,608	0.8	7,432	0.9
Other (income) expense, net	(57)	-	(446)	(0.2)	518	0.1	(748)	(0.1)
Loss on disposal and impairment of assets	379	0.1	2,700	1.0	974	0.1	3,225	0.4
Adjusted EBITDA	$15,174	4.9%	$16,415	5.8%	$51,760	5.5%	$56,818	7.1%

Percentages above represent percent of total revenues and may not reconcile due to rounding.